At Home Group Inc. Announces Second Quarter Fiscal 2018 Financial Results

•	Q2 net sales increased 23%; comparable store sales increased 7.8%
•	Q2 net income increased 50%; pro forma adjusted net income[1] increased 35%
•	Q2 EPS increased 25% to $0.15; pro forma adjusted EPS[1] increased 38% to $0.18
•	Raises fiscal 2018 comparable store sales and net sales outlook

Plano, Texas, September 5, 2017 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the second quarter ended July 29, 2017.

Lee Bird, Chairman and Chief Executive Officer, stated: “We are pleased to report 23% net sales growth and a 7.8% comparable store sales increase in the second quarter of fiscal 2018, which represents our 13th consecutive quarter of over 20% net sales growth and 14th consecutive quarter of positive comparable store sales increases. Customers continue to respond positively to our trend-relevant assortment of home décor at a compelling value, driving growth in both new and existing stores across a wide range of geographies, price points, everyday and seasonal merchandise. Our broad-based strength drove a 35% increase in pro forma adjusted net income1 and pro forma adjusted EPS1 of $0.18 while also enabling us to continue investing in the future of our business through lower prices, brand awareness and direct sourcing.”

For the Thirteen Weeks Ended July 29, 2017

•

Net sales increased 23.2% to $232.1 million from $188.4 million in the quarter ended July 30, 2016 driven by the net addition of 21 stores since the second quarter of fiscal 2017 and a comparable store sales increase of 7.8%.

•

We opened eight new stores in the second quarter of fiscal 2018 and closed one store, which was relocated within its existing market. We ended the quarter with 136 stores in 33 states, which represents an 18.3% increase in stores since July 30, 2016.

•

Gross profit increased 17.7% to $73.0 million from $62.1 million in the prior year period. Gross margin of 31.5%  decreased from 32.9% in the second quarter of fiscal 2017 almost entirely driven by distribution costs associated with investments in incremental inventory.

•

Selling, general and administrative expenses (“SG&A”) increased 21.5% to $51.2 million from $42.2 million in the prior year period primarily driven by an 18.3% increase in stores since July 30, 2016, a $2.7 million increase in stock-based compensation costs associated with our initial public offering (“IPO”) and a $2.4 million increase in advertising to grow consumer awareness of the At Home brand.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 15.1% to $48.5 million compared to $42.2 million in the second quarter of fiscal 2017. Adjusted SG&A1 as a percentage of net sales decreased  150 basis points to 20.9% primarily driven by leverage of corporate overhead expenses and a decrease in pre-opening costs due to the number and timing of new store openings in fiscal 2018, partially offset by increased brand advertising.

•

Operating income was $20.3 million compared to $18.9 million in the second quarter of fiscal 2017. Operating margin decreased 130 basis points to 8.7% of net sales primarily due to distribution costs associated with investments in incremental inventory as well as increases in both stock-based compensation costs associated with our IPO and brand advertising, partially offset by leverage of corporate overhead expenses.

•

Adjusted operating income[1] increased 21.4% to $23.0 million from $18.9 million in the second quarter of fiscal 2017. Adjusted operating margin[1] was relatively flat at 9.9% of sales compared to 10.0% in the second quarter last year as a result of distribution costs associated with investments in incremental inventory and increased brand advertising, partially offset by leverage of corporate overhead expenses.

•

Interest expense decreased to $5.4 million from $8.5 million in the second quarter of fiscal 2017 primarily due to the repayment in full of our $130.0 million second lien term loan during the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $5.3 million based on an effective tax rate of 35.7%  compared to $4.1 million and an effective tax rate of 39.0% in the second quarter of fiscal 2017.  The decrease in the effective tax rate for the second quarter of fiscal 2018 was primarily driven by a planned restructuring.

•	Net income in the second quarter of fiscal 2018 was $9.5 million compared to $6.3 million in the second quarter of fiscal 2017.
•	Pro forma adjusted net income[1] increased 34.9% to $11.1 million compared to $8.2 million in the second quarter of fiscal 2017.
•	EPS was $0.15 compared to $0.12 in the second quarter of fiscal 2017. Pro forma adjusted EPS[1] was $0.18 compared to $0.13 in the second quarter of fiscal 2017.
•	Adjusted EBITDA[1] increased 14.1% to $41.7 million compared to $36.6 million in the second quarter of fiscal 2017.

For the Twenty-six Weeks Ended July 29, 2017

•

Net sales increased 23.2% to $443.9 million from $360.4 million in the first half of fiscal 2017 driven by the net addition of 21 stores since the second quarter of fiscal 2017 and a comparable store sales increase of 6.8%.

•

Gross profit increased 20.4% to $144.9 million year to date from $120.4 million in the first half of fiscal 2017. Gross margin decreased 80 basis points to 32.6%  primarily driven by distribution costs associated with investments in incremental inventory and increased occupancy costs resulting from the sale-leaseback transactions that occurred in the third quarter of fiscal 2017, partially offset by product margin improvement.

•

SG&A increased 26.1% to $100.4 million from $79.6 million in the first half of fiscal 2017. The increase is primarily driven by an 18.3% increase in stores since July 30, 2016,  including a $1.1 million increase in preopening costs due to the timing of new store openings, a $5.4 million increase in stock-based compensation costs associated with our IPO and a  $4.7 million increase in advertising to grow consumer awareness of the At Home brand.

•

Adjusted SG&A1, which excludes nonrecurring costs incurred in conjunction with our IPO, increased 19.3% to $94.9 million compared to $79.6 million in the first half of fiscal 2017. Adjusted SG&A1 as a percentage of net sales decreased 70 basis points to 21.4% primarily driven by leverage of corporate overhead expenses, partially offset by increased brand advertising.

•

Operating income was $41.6 million in the first half of fiscal 2018 compared to $38.9 million in the prior year period. Operating margin decreased 140 basis points to 9.4% primarily driven by a decrease in gross margin and increases in both stock-based compensation costs associated with our IPO and brand advertising, partially offset by leverage of corporate overhead expenses.

•

Adjusted operating income[1] increased 20.8% to $47.0 million from $38.9 million in the second half of fiscal 2017. Adjusted operating margin[1] decreased 20 basis points to 10.6% of net sales primarily driven by a decrease in gross margin and increased brand advertising, partially offset by leverage of corporate overhead expenses.

•

Interest expense decreased to $10.3 million from $16.7 million in the first half of fiscal 2017 primarily due to the repayment in full of our $130.0 million second lien term loan in the third quarter of fiscal 2017 utilizing net proceeds from our IPO.

•

Income tax expense was $11.7 million based on an effective tax rate of 37.4%  in the first half of fiscal 2018 compared to expense of $8.5 million and an effective tax rate of 38.4% in the prior year period.  The decrease in the effective tax rate for the first half of fiscal 2018 was primarily driven by a planned restructuring.

•	Net income was $19.6 million in the first half of fiscal 2018 compared to net income of $13.7 million in the first half of fiscal 2017.
•	Pro forma adjusted net income[1] increased 33.4% to $23.1 million in the first half of fiscal 2018 compared to $17.3 million in the first half of fiscal 2017.
•	EPS was $0.31 in the first half of fiscal 2018 compared to $0.26 in the first half of fiscal 2017. Pro forma adjusted EPS[1] was $0.37 versus $0.28 in the first half of fiscal 2017.
•	Adjusted EBITDA[1] increased 17.8% to $83.1 million compared to $70.5 million in the first half of fiscal 2017.

Balance Sheet Highlights as of July 29, 2017

•

Net inventories increased 28.3% to $272.8 million compared to $212.6 million as of July 30, 2016 driven by an 18.3% increase in the number of open stores,  investments in incremental low-priced inventory to better fulfill customer demand and the number and timing of future new store openings.

•

Total liquidity (cash plus $84.4 million of availability under our revolving credit facility (“ABL Facility”)) was $94.3 million. On July 27, 2017, the ABL Facility was amended to extend the maturity date to July 2022 and increase the borrowing limit to $350.0 million from $215.0 million to provide flexibility and liquidity for continued growth.

•	Total debt was $309.5 million compared to $437.6 million as of July 30, 2016. In addition, there was $167.6 million outstanding under our revolving credit facility as of July 29, 2017.

Fiscal 2018 Outlook & Key Assumptions

Chief Financial Officer Judd Nystrom stated: “We are very pleased with the strength of our business in the second quarter, and we are on track to deliver another year of strong financial and operational results, including our fourth consecutive year of over 20% net sales growth. Given our year-to-date performance, we are raising our fiscal 2018 net sales outlook to $916 million to $923 million from $906 million to $913 million, driven in part by an annual comparable store sales increase of approximately 3.5%.  We remain focused on reinvesting in our long-term growth opportunities such as direct sourcing while increasing incentive compensation for our hard-working team members. We are pleased to be reiterating our fiscal 2018 pro forma adjusted EPS outlook of $0.73 to $0.75 despite this reinvestment as well as some third quarter headwinds related to Hurricane Harvey.”  Below is an overview of our outlook for selected fiscal 2018 financial data and related assumptions:

•

Net sales are expected to be in a range of $916 million to $923 million. Our net sales growth outlook is based on 28 gross and 25 net new store openings and an assumed comparable store sales increase of approximately 3.5%.

•	Net income is expected to be in a range of $39.4 million to $41.0 million based on an assumed 37.5% annual effective tax rate for fiscal 2018 and interest expense of $21 million.
•	Pro forma adjusted net income[1] is expected to be in a range of $46.1 million to $47.5 million[2], representing growth of 26% to 30% over fiscal 2017.
•

EPS is expected to be in a range of $0.62 to $0.64, with pro forma adjusted EPS[1] in a range of $0.73 to $0.75, based on assumed diluted weighted average shares outstanding of approximately 63.5 million.

•

Net capital expenditures are expected to be in a range of $110 million to $130 million, net of $100 million of assumed sale-leaseback proceeds, primarily driven by fiscal 2018 new store growth and the accelerated timing of expected new store openings in fiscal 2019.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Projected pro forma adjusted net income for fiscal 2018 excludes an estimated pre-tax adjustment of $10.7 million in non-cash stock-based compensation related to the special one-time IPO bonus grant.

Conference Call Details

A conference call to discuss the second quarter fiscal 2018 financial results is scheduled for today, September 5, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at investor.athome.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 13667902. The replay will be available until September 12, 2017.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income before interest expense, net, income tax provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, costs associated with new store openings, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income adjusted for certain one-time expenses associated with our IPO, non-cash stock-based compensation related to a special one-time IPO bonus grant, the tax impact of such adjustments and losses incurred due to the modification of debt.

“adjusted operating income” means operating income adjusted for certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and non-cash stock-based compensation related to a special one-time IPO bonus grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the second day of the sixteenth full fiscal month after it reopens.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for interest on indebtedness repaid during the periods presented, the tax impact of adjustments to Adjusted Net Income and the normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted shares outstanding on a pro forma basis after giving effect to the shares of common stock issued in the IPO as if it had occurred at the beginning of the periods presented.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", "plan", "potential", "predict", "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for fiscal 2018, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as filed with the Securities and Exchange Commission (“SEC”) on April 5, 2017, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home, the home décor superstore, is focused on providing customers with the broadest assortment of home décor products to suit every room, every style and every budget. With a wide assortment of over 50,000 items throughout our stores, At Home enables customers to express themselves and create a home that reflects their personality and style. Our differentiated merchandising strategy allows us to identify trends and then value engineer products to provide the aesthetics our customers want at attractive price points. Our highly efficient operating model seeks to drive growth and profitability while minimizing operating risk, ultimately allowing us to deliver exceptional value to our customers. We utilize a flexible and disciplined real estate strategy that enables us to successfully open and operate stores across a wide range of formats and markets. We believe that our broad and comprehensive offering and compelling value proposition combine to create a leading destination for home décor. As of September 5, 2017, At Home operates 137 stores in 33 states and is headquartered in Plano, Texas. For more information, visit investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	$9,895	$7,092	$8,145
Inventories, net	272,791	243,795	212,604
Prepaid expenses	5,164	6,130	4,423
Other current assets	5,937	1,860	5,553
Total current assets	293,787	258,877	230,725
Property and equipment, net	439,279	340,358	324,122
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,440
Debt issuance costs, net	2,015	1,202	1,442
Restricted cash	619	482	392
Noncurrent deferred tax asset	40,681	40,735	14,726
Other assets	328	549	5,116
Total assets	$1,347,899	$1,213,393	$1,147,695
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$83,921	$58,425	$46,576
Accrued liabilities	94,285	74,439	85,769
Revolving line of credit	167,639	101,575	102,679
Current portion of deferred rent	7,434	7,082	4,913
Current portion of long-term debt and financing obligations	4,680	3,691	3,811
Income taxes payable	43	7,265	—
Total current liabilities	358,002	252,477	243,748
Long-term debt	298,133	299,606	422,463
Financing obligations	19,736	19,937	18,775
Deferred rent	107,817	103,692	74,181
Other long-term liabilities	2,736	2,811	3,461
Total liabilities	786,424	678,523	762,628
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 60,418,045, 60,366,768 and 50,836,727 shares issued and outstanding, respectively	604	604	508
Additional paid-in capital	555,324	548,301	411,996
Retained earnings (accumulated deficit)	5,547	(14,035)	(27,437)
Total shareholders' equity	561,475	534,870	385,067
Total liabilities and shareholders' equity	$1,347,899	$1,213,393	$1,147,695

AT HOME GROUP INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net sales	$232,065	$188,364	$443,905	$360,443
Cost of sales	159,032	126,314	298,995	240,088
Gross profit	73,033	62,050	144,910	120,355

Operating expenses
Selling, general and administrative expenses	51,244	42,171	100,384	79,615
Depreciation and amortization	1,533	971	2,951	1,862
Total operating expenses	52,777	43,142	103,335	81,477

Operating income	20,256	18,908	41,575	38,878
Interest expense, net	5,422	8,518	10,308	16,711
Income before income taxes	14,834	10,390	31,267	22,167
Income tax provision	5,301	4,052	11,685	8,503
Net income	$9,533	$6,338	$19,582	$13,664

Earnings per share:
Net income per common share:
Basic	$0.16	$0.12	$0.32	$0.27
Diluted	$0.15	$0.12	$0.31	$0.26
Weighted average shares outstanding:
Basic	60,404,222	50,836,727	60,385,495	50,836,727
Diluted	63,464,506	52,222,508	62,816,313	52,415,001

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016
Operating Activities
Net income	$19,582	$13,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,688	17,005
Loss on disposal of fixed assets	26	256
Non-cash interest expense	1,141	1,723
Amortization of deferred gain on sale-leaseback	(2,936)	(1,904)
Deferred income taxes	53	—
Stock-based compensation	6,522	2,250
Changes in operating assets and liabilities
Inventories	(28,996)	(36,216)
Prepaid expenses and other current assets	(3,111)	(387)
Other assets	221	(1,156)
Accounts payable	3,943	9,518
Accrued liabilities	19,676	31,402
Income taxes payable	(7,309)	—
Deferred rent	7,412	6,324
Net cash provided by operating activities	38,912	42,479
Investing Activities
Purchase of property and equipment	(99,847)	(62,791)
Purchase of intangible assets	—	(568)
Change in restricted cash	(137)	(366)
Net proceeds from sale of property and equipment	773	93
Net cash used in investing activities	(99,211)	(63,632)
Financing Activities
Payments under lines of credit	(146,961)	(178,420)
Proceeds from lines of credit	213,025	204,499
Payment of debt issuance costs	(1,663)	(323)
Payments on financing obligations	(82)	(266)
Payments on long-term debt	(1,805)	(1,620)
Proceeds from exercise of stock options	588	—
Net cash provided by financing activities	63,102	23,870
Increase in cash and cash equivalents	2,803	2,717
Cash and cash equivalents, beginning of period	7,092	5,428
Cash and cash equivalents, end of period	$9,895	$8,145

Supplemental Cash Flow Information
Cash paid for interest	$9,208	$14,866
Cash paid for income taxes	$21,908	$7,086
Supplemental Information for Non-cash Investing and Financing Activities
Property and equipment included in current liabilities	$21,553	$5,919
Property and equipment acquired under capital lease	$1,006	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization and taxes, as well as costs related to new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance. We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding, pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Selling, general and administrative expenses as reported	$51,244	$42,171	$100,384	$79,615
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(2,719)	—	(5,437)	—
IPO transaction costs(b)	—	(15)	—	(24)
Adjusted selling, general and administrative expenses	$48,525	$42,156	$94,947	$79,591

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Operating income as reported	$20,256	$18,908	$41,575	$38,878
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	—	5,437	—
IPO transaction costs(b)	—	15	—	24
Adjusted operating income	$22,975	$18,923	$47,012	$38,902
Adjusted operating margin	9.9%	10.0%	10.6%	10.8%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Diluted weighted average shares outstanding	63,464,506	52,222,508	62,816,313	52,415,001
Adjustment for issuance of shares at IPO(d)	—	9,530,041	—	9,530,041
Pro forma diluted weighted average shares outstanding	63,464,506	61,752,549	62,816,313	61,945,042

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net income	$9,533	$6,338	$19,582	$13,664
Adjustments:
Loss on modification of debt(g)	179	—	179	—
Stock-based compensation related to special one-time IPO bonus grant(a)	2,719	—	5,437	—
IPO transaction costs(b)	—	15	—	24
Tax impact of adjustments to net income(c)	(1,036)	(6)	(2,099)	(9)
Adjusted Net Income	11,395	6,347	23,099	13,679
Adjustments for comparability between periods:
Interest on Second Lien Term Loan(e)	—	2,958	—	5,916
Tax impact of adjustments to Adjusted Net Income(c)	—	(1,154)	—	(2,269)
Tax rate adjustments(f)	(313)	67	(47)	(40)
Pro forma adjusted net income	$11,082	$8,218	$23,052	$17,286
Pro forma diluted weighted average shares outstanding	63,464,506	61,752,549	62,816,313	61,945,042
Pro forma adjusted EPS	$0.18	$0.13	$0.37	$0.28

(a)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Charges incurred in connection with our initial public offering, which we do not expect to recur and do not consider in our evaluation of our ongoing performance.
(c)

Represents the tax impact associated with the adjusted expenses utilizing the effective tax rate in effect during the periods presented. The effective tax rate for the thirteen weeks ended July 29, 2017 and July 30, 2016 was 35.7% and 39.0%, respectively. The effective tax rate for the twenty-six weeks ended July 29, 2017 and July 30, 2016 was 37.4% and 38.4%, respectively.

(d)	Reflects the weighted average impact of common shares issued with our initial public offering in August 2016 as if they had been outstanding the entire period.
(e)

Adjusts stated interest expense for the use of IPO proceeds for repayment in full of the $130.0 million of principal amount of indebtedness under our second lien term loan facility, which occurred in the third quarter of fiscal 2017.

(f)

Represents the tax impact required to present pro forma adjusted net income, including all outlined adjustments, subject to a normalized effective tax rate of 37.5% and 38.5%, for fiscal years 2018 and 2017, respectively.

(g)

Non-cash loss due to a change in the ABL Facility lenders under the amendment to our ABL Facility resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net income	$9,533	$6,338	$19,582	$13,664
Interest expense, net	5,422	8,518	10,308	16,711
Income tax provision	5,301	4,052	11,685	8,503
Depreciation and amortization(a)	11,851	8,999	22,688	17,005
EBITDA	$32,107	$27,907	$64,263	$55,883
Consulting and other professional services(b)	1,243	765	2,797	1,331
Costs associated with new store openings(c)	4,041	4,366	8,000	6,888
Relocation and employee recruiting costs(d)	—	58	—	145
Management fees and expenses(e)	—	875	—	1,777
Stock-based compensation expense(f)	515	1,088	1,085	2,250
Stock-based compensation related to special one-time IPO bonus grant(g)	2,719	—	5,437	—
Non-cash rent(h)	1,040	852	1,508	1,599
Other(i)	74	675	(16)	675
Adjusted EBITDA	$41,739	$36,586	$83,074	$70,548
Corporate overhead expenses(j)	19,050	14,528	36,792	29,821
Store-level Adjusted EBITDA	$60,789	$51,114	$119,866	$100,369

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)	Primarily consists of consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives.
(c)

Non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened eight and 10 new stores during the thirteen weeks ended July 29, 2017 and July 30, 2016, respectively, and 15 and 16 new stores during the twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively.

(d)	Primarily reflects employee recruiting and relocation costs in connection with the build-out of our management team.
(e)

Reflects management fees paid to our Sponsors in accordance with our management agreement. In connection with our initial public offering, the management agreement was terminated on August 3, 2016 and our Sponsors no longer receive management fees from us.

(f)	Non-cash stock-based compensation related to the ongoing equity incentive program that we have in place to incentivize and retain management.
(g)

Non-cash stock-based compensation associated with a special one-time initial public offering bonus grant to senior executives, which we do not consider in our evaluation of our ongoing performance. The grant was made in addition to the ongoing equity incentive program that we have in place to incentivize and retain management and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(h)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(1.5) million and $(1.0) million during the thirteen weeks ended July 29, 2017 and July 30, 2016, respectively, and $(2.9) million and $(1.9) million during the twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(i)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including for the thirteen and twenty-six weeks ended July 30, 2016, a loss of $0.3 million recognized on the sale of land in connection with the expansion of our distribution center.

(j)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Shannon Devine
203.682.8200
Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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